Exhibit 99.2
By Electronic Delivery to: spoteracki@mti.com
March 8, 2007
Mr. Scott Poteracki
Chief Financial Officer and Secretary
MTI Technology Corporation
17595 Cartwright Road
Irvine, California 92614
Re: MTI Technology Corporation (the “Company”)
Dear Mr. Poteracki:
This letter supersedes our earlier letter dated March 8, 2007.1 For the last 10 consecutive trading days, the Company’s market value of listed securities has been below $35,000,000 as required for continued inclusion by Marketplace Rule 4310(c)(2)(B)(ii) (the “Rule”). As of March 7, 2007, the Company’s market value of listed securities was 33,761,007.2 Therefore, in accordance with Marketplace Rule 4310(c)(8)(C), the Company will be provided 30 calendar days, or until April 9, 2007, to regain compliance.3 If, at anytime before April 9, 2007, the market value of listed securities of the Company’s common stock is $35,000,000 or more for a minimum of 10 consecutive business days, Staff will determine if the Company complies with this Rule.4 If compliance with this Rule cannot be demonstrated by April 9, 2007, Staff will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal Staff’s determination to a Listing Qualifications Panel.
Furthermore, the Company does not comply with Marketplace Rule 4310(c)(2)(B)(i) or 4310(c)(2)(B)(iii), which require minimum stockholders’ equity of $2,500,000 or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. In this regard, the Form 10-Q for the period ended December 30, 2006, reports stockholders’ deficit of $(7,425,000) and the Company’s Form 10-K reports net losses

[1]	The only change relates to the date by which the Company has to regain compliance with the Rule. This change has been italicized.

[2]	Staff’s calculation is based on 38,805,755 shares of common stock outstanding as of March 8, 2007 multiplied by the closing bid price of $0.87.

[3]	The 30 day period relates exclusively to this deficiency. The Company may be delisted during the 30 day period for failure to maintain compliance with any other listing requirement for which it is currently on notice or which occurs during this period.

[4]	Under certain circumstances, to ensure that the Company can sustain long-term compliance, Staff may require that the Company’s market value of listed securities equal $35,000,000 or greater for more than 10 consecutive trading days before determining that the Company complies.

from continuing operations of ($8,102,000), ($15,787,000), and ($3,866,000) for the years ended 2006, 2005, and 2004 respectively.
Marketplace Rule 4803(a) requires that the Company, as promptly as possible but no later than four business days from the receipt of this letter, make a public announcement through the news media which discloses receipt of this letter and the Nasdaq rules upon which it is based.5 The Company must provide a copy of this announcement to Nasdaq’s MarketWatch Department, the Listing Qualifications Department, and the Listing Qualifications Hearings Department (the “Hearings Department”) at least 10 minutes prior to its public dissemination.6 For your convenience, we have enclosed a list of news services.7
In the event the Company does not make the required public announcement, trading in its securities will be halted.
Please be advised that Marketplace Rule 4803(a) does not relieve the Company of its disclosure obligation under the federal securities laws. In that regard, Item 3.01 of Form 8-K requires disclosure of the receipt of a delisting notification within four business days.8 Accordingly, the Company should consult with counsel regarding its disclosure and other obligations mandated by law.
In addition, an indicator will be broadcast over Nasdaq’s market data dissemination network noting the Company’s non-compliance. The indicator will be displayed with quotation information related to the Company’s securities on Nasdaq.com, NasdaqTrader.com and by other third-party providers of market data information. Also, a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance is posted on our website at www.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.

[5]	Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel: the Company received a Nasdaq Staff Deficiency Letter on (DATE OF RECEIPT OF STAFF DEFICIENCY LETTER) indicating that the Company fails to comply with the (STOCKHOLDERS’ EQUITY, MINIMUM BID PRICE, MARKET VALUE OF PUBLICLY HELD SHARES, etc.) requirement(s) for continued listing set forth in Marketplace Rule(s) .

[6]	This notice should be provided to the attention of Nasdaq’s MarketWatch Department (telephone: 301/978-8500; facsimile: 301/978-8510), and to Nasdaq’s Listing Qualifications Department (facsimile: 301/978-4028) and the Hearings Department (telephone: 301/978-8071; facsimile: 301/978-8080), 9600 Blackwell Road, Fifth Floor, Rockville, Maryland 20850.

[7]	The Company must ensure that the full text of the required announcement is disseminated publicly. The Company has not satisfied this requirement if the announcement is published as a headline only or if the news service determines not to publish the full text of the story.

[8]	See, SEC Release No. 34-49424.

If you have any questions, please contact Rachel Scherr, Listing Analyst, at (301) 978-8072.
Sincerely,
Randy Genau
Associate Director
Nasdaq Listing Qualifications

DIRECTORY OF NEWS SERVICES
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